Compass Digital Acquisition Corp.

Audit Committee Charter

Adopted October 14, 2021

Purpose

The Audit Committee (the "**Committee**") is created by the Board of Directors (the "**Board**") of Compass Digital Acquisition Corp. (the "**Company**") to:

- assist the Board in its oversight of:
  - the integrity of the Company's financial statements and internal controls;
  - the qualifications, independence and performance of the Company's independent auditor;
  - if and when the Company has established an internal audit function, the performance of the Company's internal audit function; and
  - the Company's compliance with legal and regulatory requirements; and
- prepare the Committee report that the United States Securities and Exchange Commission (the "**SEC**") rules require to be included in the Company's annual proxy statement.

Membership

The Committee shall consist of at least three members, comprised solely of directors deemed by the Board to be independent and who meet independence and experience requirements of the Nasdaq. Accordingly, each member shall, in the judgment of the Board, have the ability to read and understand the Company's basic financial statements. At least one member of the Committee shall, in the judgment of the Board, be an "audit committee financial expert" in accordance with the rules and regulations of the SEC. The Nominating Committee shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Responsibilities

The basic responsibility of the members of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, members should be entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors, to the fullest extent permitted by law. In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters.

Independent Auditor

- The Committee shall be directly responsible for the appointment, compensation, retention, termination, and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to shareholder ratification). Each such accounting firm shall report directly to the Committee.

- The Committee shall pre-approve the audit services and non-audit services (including the fees and terms thereof) to be provided by the Company's independent auditor pursuant to pre-approval policies and procedures established by the Committee. The Committee may delegate its authority to pre-approve services to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

- The Committee shall discuss with the independent auditor its responsibilities under generally accepted auditing standards, review and approve the planned scope and timing of the independent auditor's annual audit plan(s) and discuss significant findings from the audit and any problems or difficulties encountered, including any restrictions on the scope of the auditor's activities or on access to requested information, and any significant disagreements with management.

- The Committee shall evaluate the independent auditor's qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall:

  - obtain and review a report or reports from the Company's independent auditor:

    - describing the independent auditor's internal quality-control procedures;

    - describing any material issues raised by (i) the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board ("**PCAOB**") review, of the independent auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

    - describing all relationships between the independent auditor and the Company consistent with applicable requirements of the PCAOB regarding the independent auditor's communications with the audit committee concerning independence; and

    - assuring that Section 10A of the United States Securities Exchange Act of 1934 has not been implicated;

- review and evaluate the lead audit partner of the independent auditor team(s), as well as other senior members;
    - confirm and evaluate the rotation of the audit partners on the audit engagement team as required by law;
    - consider whether the independent auditor should be rotated, so as to assure continuing auditor independence; and
    - obtain the opinion of management and the internal auditors (if any) of the independent auditor's performance.

- The Committee shall establish policies for the Company's hiring of current or former employees of the independent auditor.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

- The Committee shall meet to review and discuss with management and the independent auditor the annual audited financial statements and unaudited quarterly financial statements, including reviewing the Company's specific disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing of the Company's Form 10-K or Form 10-Q with the SEC;

- The Committee shall review with management and the independent auditor, in separate meetings whenever the Committee deems appropriate:

    - any analyses or other written communications prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative United States Generally Accepted Accounting Principles ("**GAAP**") methods on the financial statements;
    - the critical accounting policies and practices of the Company; and
    - any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles.

- The Committee, or the Chair of the Committee, shall review the Company's earnings press releases prior to public dissemination.

- The Committee shall, in conjunction with the Chief Executive Officer and Chief Financial Officer of the Company, review the Company's disclosure controls and procedures and internal control over financial reporting. The review of internal control over financial reporting shall include whether there are any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the Company's ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in internal control over financial reporting.

The Committee shall also review any special audit steps adopted in light of material control deficiencies.

- The Committee shall review and discuss with the independent auditor any audit problems or difficulties and management's response thereto, including those matters required to be discussed with the Committee by the auditor pursuant to established auditing standards, as amended, such as:

  - any restrictions on the scope of the independent auditor's activities or on access to requested information;

  - any accounting adjustments that were noted or proposed by the auditor but were not adopted or reflected;

  - any communications between the audit team and the audit firm's national office regarding auditing or accounting issues presented by the engagement;

  - any management or internal control letter issued, or proposed to be issued, by the auditor; and

  - any significant disagreements between management and the independent auditor.

- In connection with its oversight responsibilities, the Committee shall be directly responsible for the resolution of disagreements between management and the auditor regarding the Company's financial reporting.

- The Committee shall review the Company's policies and practices with respect to risk assessment and risk management, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

- The Committee shall establish procedures for:

  - the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

  - the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

- The Committee shall prepare the Committee report that the SEC rules require to be included in the Company's annual proxy statement.

- The Committee shall review the Company's compliance with laws and regulations, including major legal and regulatory initiatives. The Committee shall also review any major litigation or investigations against the Company that may have a material impact on the Company's financial statements. The Committee shall meet and discuss these matters with management and others as appropriate.

- The Committee shall monitor the Company's compliance with the terms of its initial public offering. The Committee shall also review, on a quarterly basis, all payments that were made to the sponsor, officers or directors, and any of the Company's affiliates. If any noncompliance is identified, then the Committee shall immediately take all action necessary to rectify such noncompliance or otherwise to cause compliance with the terms of the initial public offering.

Related Person Transactions

- The Committee shall also be responsible for the implementation and compliance with, and approving any changes to, the Company's Related Person Transaction Policy. The Committee shall review, and if appropriate, approve related person transactions in accordance with the Company's Related Person Transaction Policy and also review any other related person transactions which require disclosure pursuant to SEC rules or regulations.

Reporting to the Board

- The Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the independence and performance of the Company's independent auditor, and any other matters that the Committee deems appropriate or is requested to include by the Board.

- At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

- The Committee shall review and assess the adequacy of this charter annually and recommend any proposed changes to the Board.

Authority and Delegations

The Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisers and may request any officer or employee of the Company or the Company's outside counsel or independent auditor to meet with any members of, or advisers to, the Committee.

The Committee shall have available appropriate funding from the Company as determined by the Committee for payment of:

- compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

- compensation to any advisers employed by the Committee; and

- ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate and in the best interests of the Company.

Procedures

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chair of the Committee shall preside at each meeting and, in the absence of the Chair, one of the other members of the Committee shall be designated as the acting chair of the meeting. The Chair of the Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The Committee shall meet separately, periodically, with management and with the independent auditor.

Limitations Inherent in the Committee's Role

It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Committee is responsible for reviewing the Company's policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of the Company's exposure to risk.